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Exhibit 99.(a)(1)(E)

NOTICE OF CHANGE IN ELECTION FROM ACCEPT TO REJECT

        If you previously elected to accept Rigel Pharmaceuticals, Inc.'s ("Rigel") Offer to Exchange, and you would like to change your election and reject the Offer, you must sign this Notice and return it to Nina Borja at Rigel before 11:59 p.m., Pacific Daylight Time, on Friday, July 25, 2003, unless the Offer is extended. This Notice of Change in Election may be sent via mail or courier to the attention of Nina Borja at Rigel's corporate offices, located at 1180 Veterans Boulevard, South San Francisco, CA 94080. Notices will also be accepted via facsimile. Nina Borja's direct facsimile number is (650) 624-1101. If you do elect to return this Notice via facsimile, please provide us with an original executed copy as soon as possible. If you have questions regarding the process for returning this Notice, please contact Jim Welch via email at jhwelch@rigel.com or via telephone at (650) 624-1176.

To Rigel:

        I previously received a copy of the Offer to Exchange (dated June 27, 2003), the cover letter, the Summary of Terms and an Election Form. I signed and returned the Election Form, in which I elected to accept Rigel's Offer to Exchange. I now wish to change that election, and reject Rigel's Offer to Exchange. I understand that by signing this Notice and delivering it pursuant to the instructions above, I will be able to withdraw my acceptance of the Offer, and reject the Offer to Exchange instead.

        I understand that in order to reject the Offer, I must sign and deliver this Notice to Nina Borja at Rigel's corporate offices, located at 1180 Veterans Boulevard, South San Francisco, CA 94080 before 11:59 p.m., Pacific Daylight Time, on Friday, July 25, 2003, or if Rigel extends the deadline to exchange options, before the extended expiration of the Offer.

        By rejecting the Offer to Exchange, I understand that I will not receive any Replacement Options, and I will keep my Eligible Options that otherwise would have been required to be exchanged if I were participating in the Offer. These options will continue to be governed by the stock option plan under which these options were granted and the existing stock option agreements between Rigel and me.

        I have completed and signed the following exactly as my name appears on my original Election Form. By executing this form, I hereby bind my successors, assigns and legal representatives.

        I do not accept the offer to exchange options.

Date:
Optionee Signature
Name:	(Please print)

        Rigel hereby agrees and accepts this Notice of Change in Election from Accept to Reject, and such acceptance shall be binding on Rigel's successors, assigns and legal representatives:

RIGEL PHARMACEUTICALS, INC.

By:	Date:
Title:

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  Exhibit 99.(a)(1)(E)
NOTICE OF CHANGE IN ELECTION FROM ACCEPT TO REJECT